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                                                                 EXHIBIT 99.2

                               FOURTH AMENDMENT
                                    TO THE
                       SANTA FE ENERGY RESOURCES, INC.
                    1990 INCENTIVE STOCK COMPENSATION PLAN



        WHEREAS, the Board of Directors of Santa Fe Energy Resources, Inc. (the "Board") is authorized by Section XXII of the Santa Fe Energy Resources, Inc. 1990 Incentive Stock Plan (the "Plan") to amend the Plan from time to time; and

        WHEREAS, the Board deems it advisable to amend the Plan to provide for a sufficient number of shares of Common Stock for the transactions that will be engendered upon the spinoff of Monterey Resources, Inc.;

        NOW, THEREFORE, effective as of the date the stock of Monterey Resources, Inc. is distributed to the stockholders of the Company (the "Spinoff"), Section II of the Plan is hereby amended to read as follows:

        "Subject to adjustment as provided in the Plan, the maximum aggregate number of shares of Common Stock with respect to which Options, Director Options, Restricted Stock, Bonus Stock, Phantom Units and Stock Appreciation Rights may be granted from time to time under the Plan shall be the sum of (a) 7,500,000 plus (b) the Spinoff Adjustment Number (as defined below); provided, however, no more than (x) 500,000 shares of Common Stock shall be issued after January 1, 1995 as Restricted Stock and (y) 7,500,000 shares shall be issued with respect to Incentive Stock Options. The Spinoff Adjustment Number shall equal (a) the number of shares subject to awards of Options, Director Options and Phantom Units outstanding at the Spinoff times the Company's Common Stock average market price for a reasonable period of time preceding the Spinoff divided by (b) the Company's Common Stock average market price for a reasonable period of time following the Spinoff, less (c) the number of shares subject to awards of Options, Director Options and Phantom Units outstanding at the Spinoff. The Common Stock issued under the Plan may be either previously authorized but unissued shares or treasury shares acquired by SFER. In the event that any Award expires, lapses, is forfeited or otherwise terminates, any shares of Common Stock allocable to the terminated portion of such Award may again be made subject to an Award under the Plan. Further, to the extent an Award is paid in cash, rather than in Common Stock, or shares of Common Stock are tendered to the Company, or withheld by the Company from an Award, as payment of the exercise price of an Award or in satisfaction of any Company tax withholding obligation, such shares of Common Stock may again be made subject to an award (other than Incentive Stock Options) under the Plan."

        All terms used herein are defined in the Plan shall have the same meanings given to such terms in the Plan, except as otherwise expressly provided herein.

        Except as amended and modified hereby, the Plan shall continue in full force and effect and the Plan and this amendment shall be read, taken and construed as one and the same instrument.